Exhibit 10.25

ELOXX PHARMACEUTICALS, INC.

SHARE OWNERSHIP AND OPTION PLAN (2013)

U.S. OPTION AGREEMENT, DATED [                    ]

By and between

Eloxx Pharmaceuticals, Inc.

A Delaware corporation

(the “Company”)

of the first part

and

[                    ]

(the “Optionee”)

of the second part

Unless otherwise define herein, the terms defined in the Plan and in the U.S. Appendix shall have the same defined meanings in this Option Agreement (the “Option Agreement”).

I.	NOTICE OF OPTION GRANT

Name:	[ ]

Address:	[ ]

The undersigned Optionee has been granted an Option to purchase Shares subject to the terms and conditions of the Plan, the U.S. Appendix and this Option Agreement, as follows:

Date of Grant:

Purchase price per Share:	US$[ ]

Total Number of Options Granted:	[ ]

Total Purchase Price:	up to US$ [ ]

Type of Option:	X Option intended to qualify as an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

[ ] Option not intended to qualify as an Incentive Stock Option (the “NQSO”).

Term/Expiration Date:	Ten (10) years from Date of Grant, unless terminated earlier in accordance with Section 5.2 of the Appendix.

Vesting Dates:

The Options shall be exercisable in numbers of whole shares of the Company’s Common Stock (the “Shares”), subject to Optionee’s continuing to be an Employee, according to the following Vesting Period:

[The Option shall vest over a period of four (4) years, whereby 25% of the Shares shall vest upon [                    ], and an additional 1/16 of the Shares shall vest at the end of each subsequent quarter, over the course of three (3) years.]

In the event that the Grantee’s employment with the Company is terminated, then the provisions of Section 9.6 of the Plan shall apply.

Notwithstanding anything to the contrary herein, in the Plan or in the U.S Appendix, all unvested Shares underlying the Option shall be accelerated and become fully vested and exercisable in the event of a Special Event (as defined below). The Option shall remain exercisable for a period of 90 days following such Special Event, and unless exercised within such 90 day period, the Option shall expire, be null and void and have no effect whatsoever, automatically, absolutely and irrevocably.

“Special Event” shall mean termination of Optionee’s engagement with the Subsidiary (as defined below) within 12 months following a Change of Control Event (i) by Optionee for Good Reason (as such is defined below); or (ii) by Subsidiary without Cause (as such is defined in the Plan).

“Change of Control Event” shall mean any of the following (i) merger or consolidation of the Company with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction; or (ii) the sale or disposition of all or substantially all of the Company’s assets.

“Good Reason” shall mean (i) change of Optionee’s position with the Company or its subsidiaries or its successor that materially reduces Optionee’s title, duties or level of responsibility; or (ii) the relocation of Optionee’s primary work location to greater than 50 miles away from Optionees then current primary work location in the USA.

II.	AGREEMENT

1.	Grant of Option

(a)	Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee named in the Notice of Option Grant above (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Option Grant (the “Notice of Grant’’), at the Purchase Price per Share set forth in the Notice of Grant (the ‘‘Purchase Price”).

(b)	In accordance with the Plan, unless specifically stated otherwise herein, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

(c)

In the case of an ISO, the Option shall not be considered an ISO to the extent that the Fair Market Value of the Shares, which may be purchased on exercise of the Option for the first time during any calendar year (under all plans of the

Company and any Parent or Subsidiary of the Company), exceeds $100,000. For purposes of this Section 1(c), ISOs shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(d)	The Optionee is aware that: (i) the Company intends to issue additional shares and options in the future to various entities and individuals, as the Company in its sole and absolute discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount and compensation (if at all) as it finds suitable; and the Optionee hereby waives fully, absolutely and irrevocably on any claim and/or demand it has or may have regarding such issuance or increase.

(e)	The Optionee further represents that he is familiar with the Company’s business and financial condition, and has acquired sufficient information regarding the Company in order to reach an informed and knowledgeable decision to participate in the Option Plan and to be granted the Options.

2.	Exercise of Option

(a)	Right to Exercise. This Option shall be exercisable at any time from the Date of Grant and prior to the Expiration Date of the Term in accordance with the Vesting Periods set forth in the Notice of Grant and subject to the applicable provisions of the Plan and this Option Agreement.

(b)	Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit B hereto (the “Exercise Notice”), and other documentation containing such other representations and agreements as may be required from time to time by the Company. The Exercise Notice shall be accompanied by (1) payment of the aggregate Purchase Price for the number of Shares to be purchased and (2) payment (by any method of payment noted in Section 3) of the aggregate withholding and other taxes due from the Optionee with respect to the exercise of the Option, if applicable.

This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Purchase Price and withholding and other taxes due from the Optionee with respect to the applicable Shares, if applicable.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with applicable laws. If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

(c)	The Options may be exercised only to Exercise whole Shares, and in no case may a fraction of a Share be issued. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up or down, to the nearest whole number. Half of a share will be rounded down.

(d)	Voting Rights. Pursuant to the terms set forth in the Plan (unless the Company, at its sole and absolute discretion, which shall not be subject to any reasonable grounds standard, may decide otherwise), until the consummation of an IPO, any Share issued upon exercise of Options (and any other securities of the Company issued with respect thereto) shall be voted by an irrevocable proxy (the “Proxy”), pursuant to the directions of the Board, such Proxy to be in favor of the person or persons designated by the Board and to provide for the power of such designated person(s) to act, instead of the Optionee and on its behalf, with respect to any and all aspects of the Optionee’s shareholdings in the Company. The form of Proxy is attached hereto as Exhibit C. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any costs and expenses (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the prior written approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy, unless arising out of such person’s gross negligence, fraud or malice, all to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification such person(s) may have as a director, shareholder or otherwise under the Company’s Articles of Association, any agreement, insurance policy or otherwise.

3.	Method of Payment

Payment of the aggregate Purchase Price shall be made in U.S. dollars, by any of the following, as shall be determined by the Administrator in its sole discretion (other than (4)): (1) cash, (2) check, (3) if approved by the Board at the time of exercise, and if the options are NQSOs, the retention of Shares otherwise issuable to the Optionee on exercise in an amount not to exceed the minimum amount of tax required to be withheld, or (4) a combination thereof if agreed to by the Optionee. The Purchase Price shall be denominated in the currency determined by the Company.

4.	Non-Transferability of Options and Shares

(a)	Options may not be transferred in any manner otherwise than by will, pursuant to a domestic relations order, or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

(b)	Without derogating from the Company’s Articles of Association, as amended (the “Articles”), Shares shall not be sold or transferred directly or indirectly to a competitor of the Company. The Board shall determine, in its sole and absolute discretion, whether a certain transfer of Shares is not allowed according to this Section.

(c)

Until an IPO, the sale or the transfer of the Shares issued under this Option Agreement and following the exercise of the Option, shall be subject for all intents and purposes to the provisions set forth in the Plan, the Company’s Articles, and any documents and agreements of the shareholders in the Company, including but not limited to, in connection with, preemptive rights, right of first refusal, bring along right, tag along right, and different preference and priority rights (such as veto rights, voting rights, registration rights, liquidation preference rights, dividends preference rights, participation preference rights, etc.).

5.	Term of Option

This Option may be exercised only during the period commencing on the Date of Grant and terminating on the Expiration Date of the Term (the “Term”) set out in the Notice of Grant, unless terminated earlier in accordance with the provisions of the Option Agreement or the Plan, and may be exercised during such Term only in accordance with the Plan and the terms of this Option Agreement. In the case of an ISO granted to a Ten (10) Percent Shareholder the term of the Option shall be no more than five (5) years from the date of grant.

6.	Tax Consequences

Any tax liabilities of the Optionee arising from the grant or exercise of any Option or from the disposition of the Shares or from any other event or act (whether of the Optionee or of the Company) hereunder, shall be borne solely by the Optionee and the Optionee waives fully, absolutely and irrevocably on any right or claim in this respect. The Company shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Optionee may not exercise this option unless the tax withholding obligations of the Company and/or its Subsidiaries are satisfied. Accordingly, the Optionee may not be able to exercise this option when desired even though the option is vested, and the Company will have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

At the time the Optionee exercises any Option, in whole or in part, and at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of the Option. If this Option is a NQSO, then upon the Optionee’s request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to the Optionee upon the exercise of this option a number of whole Shares having a fair market value, determined by the Company as of the date of such exercise, not in excess of the maximum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the option as a liability for financial accounting purposes). Shares shall be withheld solely from fully vested Shares determined as of the date of exercise that are otherwise issuable upon such exercise.

Furthermore, such Optionee shall agree to compensate and indemnify the Company, and/or the Company’s shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon of the Optionee, including without limitation, liabilities relating to the Optionee’s necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee, provided that they acted in due care. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

7.	Governing Law; Severability

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A., notwithstanding the conflicts of laws principles of any jurisdiction, except, to the extent applicable, that the provisions applicable to the Ordinary Shares and/or the exercise of rights by virtue of any equity holding in the Company shall be governed by and construed according to the laws of the State of Israel.

8.	Severability

The provisions of this Option Agreement or Notice of Grant should be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Option Agreement Notice of Grant would be held in any jurisdiction to be invalid and/or prohibited and/or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without affecting the validity and/or enforceability of the remainder of this Option Agreement Notice of Grant in that jurisdiction and/or the validity and/or enforceability of this Option Agreement or Notice of Grant, including the said provision, in any other jurisdiction.

Notwithstanding, the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Option Agreement or Notice of Grant including the said provision, in any other jurisdiction.

9.	Entire Agreement

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

10.	No Guarantee of Continued Service

Optionee acknowledges and agrees that the vesting of shares pursuant to the Vesting Period hereof is earned only by continuing as an Employee or Services Provider at the will of the Company. Optionee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the Vesting Period set forth herein do not constitute an express or implied promise of continued engagement as an Employee or Services Provider and shall not interfere in any way with Optionee’s right or the Company’s right to terminate Optionee’s relationship as an Employee or Services Provider at any time, with or without Cause.

11.	Confidentiality

The Optionee agrees and acknowledges that the terms and conditions of this Option Agreement, including without limitation the number of Shares for which Options have been granted, are confidential. The Optionee agrees that he will not disclose these terms and conditions to any third party, except to the Optionee’s financial or legal advisors, tax advisors or family members, unless such disclosure is required by law.

By affixing his signature hereunder, Optionee acknowledges receipt of a copy of the Plan and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

[ ]	ELOXX PHARMACEUTICALS LTD.
Signature	By

EXHIBIT B

ELOXX PHARMACEUTICALS LTD.

SHARE OWNERSHIP AND OPTION PLAN

EXERCISE NOTICE

To: Eloxx Pharmaceuticals Ltd.

1.	Exercise of Option. Effective as of today, I, [ ], the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase Shares under and pursuant to the Share Ownership and Option Plan (the “Plan”) and the Option Agreement dated (the “Option Agreement”).

2.	Delivery of Payment. Optionee herewith delivers to the Company the full Purchase Price for the Shares, as set forth in the Option Agreement and the payment of the aggregate withholding or other taxes in connection with such exercise.

3.	Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. The Shares shall be issued to Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Plan.

4.	Tax Consultation. Optionee understands that he/she may suffer adverse tax consequences as a result of Optionee’s Exercise or disposition of the Shares. Optionee represents that he/she has consulted with tax consultants that Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company or any Parent or Subsidiary or Employee or Services Provider thereof for any tax advice.

5.	Additional Representations. The Optionee hereby acknowledges that he has been informed that nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

6.	Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, successors and assigns.

Signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE	ELOXX PHAMACEUTICALS LTD.
Signature	By
Print Name	Title
Address:	Address:

EXHIBIT C

PROXY

The undersigned, as record holder of securities of Eloxx Pharmaceuticals Ltd.(“Company”), hereby irrevocably appoints the Company’s Chairman of the Board of Directors and/or its successors and assigns, as my proxy, instead of myself and on my behalf, with respect to any and all rights and aspects of my options, shares or other securities in the Company (collectively, the “Shares”), including, without limiting the foregoing generality, (i) receiving any notices the Company may deliver to its shareholders, pursuant to the Company’s Articles of Association, as amended, any shareholders agreement, applicable law or otherwise, (ii) attending all meetings of the shareholders of the Company and voting such Shares at any meeting of the shareholders of the Company (and at any postponements or adjournments thereof) and waiving all minimum notice requirements for such meetings of shareholders, (iii) executing any consents or dissents in writing without a meeting of the shareholders of the Company to any corporate action thereof, (iv) waiving any preemptive right, right of first refusal, right of first offer, co-sale right or any other similar right or restriction to which I will be entitled by virtue of the Shares, (v) giving or withholding consent or agreement to any matter which requires my consent or agreement in my capacity as a shareholder of the Company (whether such is required under the Articles of Association of the Company, as amended, any agreement to which I am a party as a shareholder or otherwise), and/or (vi) joining in making a request to convene a general meeting or class meeting of the shareholders of the Company or to otherwise exercise any and all powers and authorities vested within me in my capacity as a shareholder of the Company (in each of the foregoing cases, to the fullest extent that I will be entitled to act so, and in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such Shares or personally acting on any matters submitted to shareholders for approval or consent).

This proxy is made pursuant the Eloxx Pharmaceuticals Ltd. Share Ownership and Option Plan (“Plan”).

The Shares shall be voted by the proxy holder in the same manner as the votes of the majority of other shareholders of the Company present and voting at the applicable meeting.

This proxy is irrevocable as it may affect rights of third parties. The proxy holder will have the full power of substitution and revocation. All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

The irrevocable proxy will remain in full force and effect until the consummation of an IPO(as defined in the Plan), upon which it will terminate automatically or be superseded by mutual agreement.

This proxy shall be signed exactly as the shareholder’s name appears on his share certificate. Joint shareholders must each sign this proxy. If signed by an attorney in fact, the Power of Attorney must be attached.

Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any costs and expenses (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the prior written approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy, unless arising out of such person’s gross negligence, fraud or malice, all to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification such person(s) may have as a director, shareholder or otherwise under the Company’s Articles of Association, any agreement, insurance policy or otherwise.

Name & Signature	Date